Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JANUARY SALES;
REAFFIRMS FOURTH QUARTER EARNINGS GUIDANCE

-- Comparable Store Sales Increase 1.5% --

HOUSTON, TX, February 2, 2006 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended January 28, 2006 increased 3.8% to $66.1 million from $63.7 million in the prior year four-week period ended January 29, 2005. Comparable store sales increased 1.5% versus an increase of 3.7% last year.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Geographically, we had mixed sales results in January. In general, the warmer than normal temperatures we experienced throughout the month resulted in weakened demand for our winter clearance merchandise. However, our stores in Texas, Louisiana and Mississippi achieved comparable store sales increases, benefiting from the continuing after-hurricane rebound in sales, and our Texas stores also benefited from sales of University of Texas related apparel and giftware following their national football championship. As we look ahead, we believe that we will be well positioned as we move fully into the spring selling season, and we are optimistic about our prospects for our 2006 fiscal year."

For the fourth quarter ended January 28, 2006, the Company reported that total sales increased 7.6% to $418.6 million from $389.0 million last year, and comparable store sales grew 5.6% versus an increase of 4.0% for the prior year period. For the full 2005 fiscal year, total sales increased 8.1% to $1,344.1 million from $1,243.9 million in fiscal 2004, while comparable store sales increased 5.4% for the year.

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Stage Stores Reports January Sales
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The following table is provided for reference purposes and details the sales history for the Company on a monthly and quarterly basis for the 2004 and 2005 fiscal years.

SALES SUMMARY

	Comparable Store Sales Trend % Increase (Decrease)		Total Sales ($ in Millions)
Fiscal Period	2005	2004	2005	2004
February	3.7%	8.0%	$92.3	$87.8
March	12.1	5.5	125.2	110.2
April	(2.5)	0.3	92.6	91.7
1st Quarter	4.9	4.5	310.1	289.7
May	7.0	1.0	100.0	90.6
June	11.0	(2.5)	115.0	100.2
July	2.4	(7.8)	94.4	89.1
2nd Quarter	7.0	(3.2)	309.4	279.9
August	1.5	8.1	111.2	105.7
September	(2.6)	2.5	98.5	97.9
October	14.9	1.8	96.3	81.7
3rd Quarter	3.9	4.3	306.0	285.3
November	4.6	6.0	110.6	103.8
December	7.3	3.1	241.9	221.5
January	1.5	3.7	66.1	63.7
4th Quarter	5.6	4.0	418.6	389.0

Full Year	5.4%	2.5%	$1,344.1	$1,243.9

Store Activity

During January, the Company closed its stores in Killeen, Texas, Conway, Arkansas and Lawton, Oklahoma. A fourth store was closed in Edinburg, Texas as part of the Company's consolidation of its two Edinburg stores into a single expanded location.

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Stage Stores Reports January Sales
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Looking ahead, the Company currently plans to open six new stores in the first quarter of the 2006 fiscal year. Of these new stores, five will be opened under the Peebles name, while the sixth store will be opened as a Stage store. Additionally, the Company expects to reopen its stores in Moss Bluff, Louisiana and Port Arthur, Texas during the period, which are two of the four stores damaged by hurricanes Katrina and Rita.

Fourth Quarter Outlook

The Company reaffirmed comfort with its previously provided earnings guidance range of $0.64 to $0.67 per diluted share. This compares to net income of $0.62 per diluted share last year. The Company plans to release actual fourth quarter and full year results before the market opens on March 9th.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 550 stores located in 31 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's position for the spring selling season, comments regarding the Company's store opening plans in the first quarter of the 2006 fiscal year and comments regarding the Company's outlook and expectations for the fourth quarter of the 2005 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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